agreement relating to the purchase of 100% of the shares of the company TAAG
On 24 February 2011

BETWEEN THE UNDERSIGNED:

1.	DERYCZ SCIENTIFIC Inc.
1524 Cloverfield Blvd., Suite E
Santa Monica, CA 90404
USA
Represented by M. Peter Derycz, declaring that he is duly empowered for this purpose, and reserving the right to substitute  another company as Transferee.

The « Transferee » or the « Beneficiary ».

2.	FIMMOTAAG
A joint stock company with a share capital amounting to 13.312 Euros, having its registered offices at 3 rue Olympe De Gouges, 91350 GRIGNY, registered within the EVRY commercial registry under the number 430 108 050, represented by M. Mario Vendemiati and by Monsieur Patrice Chambin, each in their capacity as managing director, declaring and guaranteeing that they are duly empowered for this purpose.

3.	Monsieur Mario VENDEMIATI
Born on October 10, 1958, in Draveil (91210), having his personal address at 102 Route de Melun, 91250 SAINTRY SUR SEINE.

4.	Monsieur Patrice CHAMBIN
Born on December 18, 1953, in Paris (75014), having his personal address at 28 Allée de la Chênaie, 77310 SAINT FARGEAU PONTHIERY.

The Parties 2 to 4 are each hereafter designated individually, directly or indirectly, as a « Transferor » and acting collectively and jointly as the « Transferor » or together, jointly and severally, the « Guarantor » pursuant to the Warranty (defined below).

The parties 1 to 4 being collectively designated hereafter collectively the « Parties » and individually a « Party ».

PREAMBLE

The Transferor wishes to acquire 100% of the share capital and voting rights of the company TECHNIQUES APPLIQUEES AUX ARTS GRAPHIQUES, a joint stock company with a share capital amounting to 89.000 € having its registered offices at 3 Rue Olympe De Gouges – Zac des Radars 91350 GRIGNY and registered at the commercial registry of EVRY under the number 431 289 156 (« TAAG » or the « Company »).

The 1.000 shares (the « Sale Shares »), representing 100% of the share capital and voting rights of TAAG, are held by the company FIMMOTAAG.

A copy of the Company’s financial statements for the fiscal year ending 31 December 2010 are set forth in Exhibit A  hereof (the « Nominated Accounts »). The Nominated Accounts will be completed with all the accounting exhibits and will be approved by the Transferor as shareholder of the Company after being certified with no exceptions whatsoever by the statutory auditor of the Company on or before the Closing Date (as defined in Article 1.1 hereafter).

The Parties have met in order to set forth the terms of this agreement (the « Agreement ») and to determine the terms and conditions pursuant to which the Transferor shall transfer the Sale Shares to the Transferee (the « Sale »).

1.1	Sale

The Transferor shall transfer on or before March 31st 2011 (the « Closing Date »), the Sale Shares to the Transferee, if no material adverse event occurs pursuant to the provisions of Article 3.4.3 hereafter, and the Transferor shall deliver to the Transferee all the documents provided for in Article 1.7 hereof.

The Transferor hereby declares and warrants to the Transferee that:

i.	The Sale Shares are validly issued by the Company;

ii.	It is rightfully owner of the Sale Shares entirely paid up and outstanding in full ;

iii.
The Sale Shares are not pledged at the Closing Date with no pledge, privilege, security, option, preemption right or right of approval or any rights in favor of a shareholder or a third party and are free of any right of any third party ; in particular the pledge over 996 shares of the Company in favor of BANQUE POPULAIRE LORRAINE CHAMPAGNE granted as security of reimbursement of a loan dated 17 October 2007, will be released on or before the Closing Date.

iv.	The Sale does not require the prior approval or authorization of any administrative, judicial or regulatory authority ;

v.
The Transferor, in its capacity of shareholder of the Company, will approve on or before the Closing Date the financial statements of the Company for the fiscal year ending 31 December 2010, and will designate the loss (estimated to an amount of 143.845 Euros) as a loss « carry forward », and will approve the Transferee as the new shareholder of the Company as a result of this Sale on the Closing Date ; and

vi.
No sum is due on the Closing Date by the Company to the Transferor and reciprocally, in any manner whatsoever and in particular, without prejudice, management fees agreements, mandates, collaboration or cooperation agreements, shareholders loan, or any similar agreements with similar effects, with the exception of the shareholders loan recorded in the accounts of the Company in the name of FIMMOTAAG for an amount of 197.640 € which shall be reimbursed to FIMMOTAAG in the amount of 50% within thirty (30) days from the Closing Date and the remaining 50% within one (1) year after the Closing Date.

1.2	Sale Price

The Sale Price on the Sale Shares is agreed by the Parties to be  seven hundred fifty thousand (750.000) Euros.

The payment of the Sale Price and the transfer of ownership of the Sale Shares will take place at the latest on the Closing Date and will be paid in accordance with the provisions of article 1.3 hereafter.

1.3	Payment Conditions’ of the Sale Price and undertakings of the Transferor

The payment of the Sale Price will occur through the delivery of three hundred thirty six thousand nine hundred twenty one 336.9211 restricted common shares of the Transferee issued by the Transferee (DERYCZ SCIENTIFIC, INC. shares’ with reference DYSC as recorded on the OTCBB market) in exchange for the Sale on or before the Closing Date and, for purposes of this Agreement, the value per common share is determined by the parties to be 2.98 USD.

The Transferor commits to keep and not to transfer, cancel, or deposit in pledge, in any manner whatsoever, the DERYCZ SCIENTIFIC, INC. shares’ remitted in payment during the three (3) year period following the Closing Date (the « Restriction Period »), save

-
the pledge over 112.307 DERYCZ SCIENTIFIC shares’ in favor of BANQUE POPULAIRE LORRAINE CHAMPAGNE, in first rank, in substitution of the pledge over the 996 TAAG shares’ and in favor of the Transferee in second rank, as security for the representations made and warranties given in favor of the Beneficiary pursuant to the terms of this Agreement;

1 750.000 € * 1,3387 / 2,98 (1,3387 = CHANGE RATE USD/EUR)

-
the pledge over 224.614 DERYCZ SCIENTIFIC shares’, to the benefit of the Transferee in first rank, as security for the representations made and warranties given in favor of the Beneficiary pursuant to the terms of this Agreement, and in favor of BANQUE POPULAIRE LORRAINE CHAMPAGNE in second rank, in substitution of the pledge over the 996 TAAG shares.

The Parties hereby accept without restrictions the financial contingencies that may result from the increase or the decrease of the DERYCZ SCIENTIFIC share value between the Closing Date and the end of the term of the Restriction Period.

The DERYCZ SCIENTIFIC shares’ remitted in payment will be also pledged in guarantee of the Warranty granted by the Transferor for an amount of five hundred thousand (500.000 €) Euros as indicated below, over an 18-month period starting on the Closing Date, which period will be extended automatically in the event that any of the Warranty will be claimed during this period and such claim remains pending at the expiry of the Warranty.

1.4	Guarantee linked to change risk

The Parties agree to mutually cover the risk in case of variation of the exchange rate between US/EUR as follows:

-
In case of variation of the exchange rate between the Euro and the US Dollar of more than 10% in favor of the EURO at the expiration of the Restriction Period, the Transferor will return a portion of the Derycz Scientific shares received in exchange for the Sale Shares representing the loss exceeding the 10% (i.e. the part above the 10%),

-
In case of variation of the exchange rate between the Euro and the US Dollarof more than 10% in favor of the USD at the expiration of the Restriction Period, the Transferee will pay  the Transferor a cash payment in Euro for the amount of the loss exceeding the 10% (i.e. the part above the 10%).

For the sake of clarity, te Parties mutually agree that the referential exchange rate is 1 EUR for 1,3387 USD and that the value of the Sale Price in Euro at the prevailing exchange rate at the expiration of the Restriction Period would have to be more than 825.000 Euro or less than 675.000 Euro for this guarantee to apply.

1.5	Earn Out

The Transferor will receive a additional payments (the « Earn Out ») over five (5) years depending on the operating results of the Company, determined and payable in accordance with the following provisions :

-	The Transferor shall have the right to an Earn Out, payable on April 15 2012, or within thirty (30) days after the delivery of the definitive accounts approved by both Parties, equal to :
o	Twenty per cent (20%) of the net income before taxes of TAAG for the year ending on 31 December 2011, for the part of the result between zero (0) and two hundred thousand (200.000) Euros ;
o
Thirty per cent (30%) of the net income before taxes of TAAG for the year ending on 31 December 2011, for the part of the result between two hundred thousand (200.000) and three hundred thousand (300.000) Euros ;

o	Forty per cent (40%) of the net income before taxes of TAAG for the year ending on 31 December 2011, for the part of the result exceeding four hundred thousand (400.000) Euros.

-	The Transferor shall have the right to an Earn Out, payable on April 15 2013, or within thirty (30) days after the delivery of the definitive accounts approved by both Parties, equal to :
o	Twenty per cent (20%) of the net income before taxes of TAAG for the year ending on 31 December 2012, for the part of the result between zero (0) and two hundred thousand (200.000) Euros ;
o
Thirty per cent (30%) of the net income before taxes of TAAG forthe year ending on 31 December 2012, for the part of the result between two hundred thousand (200.000) and three hundred thousand (300.000) Euros ;

o	Forty per cent (40%) of the net income before taxes of TAAG for the year ending on 31 December 2012, for the part of the result exceeding four hundred thousand (400.000) Euros.

-	The Transferor shall have the right to an Earn Out, payable on April 15 2014, or within thirty (30) days after the delivery of the definitive accounts approved by both Parties, equal to :
o	Twenty per cent (20%) of the net income before taxes of TAAG for the year ending on 31 December 2013, for the part of the result between zero (0) and two hundred thousand (200.000) Euros ;
o
Thirty per cent (30%) of the net income before taxes of TAAG for the year ending on 31 December 2013, for the part of the result between two hundred thousand (200.000) and three hundred thousand (300.000) Euros ;

o	Forty per cent (40%) of the net income before taxes of TAAG for the year ending on 31 December 2013, for the part of the result exceeding four hundred thousand (400.000) Euros.

-	The Transferor shall have the right to an Earn Out, payable on April 15 2015, or within thirty (30) days after the delivery of the definitive accounts approved by both Parties, equal to :
o	Twenty per cent (20%) of the net income before taxes of TAAG f the year ending on 31 December 2014, for the part of the result between zero (0) and two hundred thousand (200.000) Euros ;
o
Thirty per cent (30%) of the net income before taxes of TAAG of the year ending  on 31 December 2014, for the part of the result between two hundred thousand (200.000) and three hundred thousand (300.000) Euros ;

o	Forty per cent (40%) of the net income before taxes of TAAG for the year endingclosed on 31 December 2014, for the part of the result exceeding four hundred thousand (400.000) Euros.

-	The Transferor shall have the right to an Earn Out, payable on April 15 2016, or within thirty (30) days after the delivery of the definitive accounts approved by both Parties, equal to :
o	Twenty per cent (20%) of the net income before taxes of TAAG for the year ending on 31 December 2015, for the part of the result between zero (0) and two hundred thousand (200.000) Euros ;
o
Thirty per cent (30%) of the net income before taxes of TAAG forthe year endingon 31 December 2015, for the part of the result between two hundred thousand (200.000) and three hundred thousand (300.000) Euros ;

o	Forty per cent (40%) of the net income before taxes of TAAG for the year ending on 31 December 2015, for the part of the result exceeding four hundred thousand (400.000) Euros.

The Earn Out will be payable, at the Transferor's choice, either in DERYCZ SCIENTIFIC shares’ at the `considered date, or in cash.  If an Earn Out payment is paid in Derycz Scientific shares, the price per share used to determine the number of shares shall be equal to the closing market share price 5 business days before the payment date.

The net income before taxes of TAAG will not include any administrative services, management fees or overhead allocated or invoiced by DERYCZ SCIENTIFIC or any other entity of the group to TAAG.

For the determination of the Earn Out, the Transferor will deliver to the Transferee the Company’s financial statements (the “Financial Accounts”) for the applicable year, on or before March 31st of the following year. The Transferee will have fifteen (15) days to assert his observations starting on the day of remittance of the Financial Accounts.

In case of disagreement upon the Financial Accounts remitted among the Parties at the end of such 15 day period, an expert will be appointed by the President of the Commercial court of Paris ruling in emergency proceeding at the request of the party seeking the opinion of the expert (the " Expert ").

The assignment of the Expert who will intervene within the application of the article 1843-4 of the Civil code, will be to settle the points remaining in dispute, according to the principles and the methods indicated in this section.

The Expert will have to proceed to his mission objectively and gather the arguments of the Parties concerned before issuing his conclusions. He will have to deliver his report within thirty (30) days after his appointment by the Parties. The conclusions of the Expert are definitive and will be binding upon the Parties who hereby expressly waive dispute of such conclusions. The fees of the Expert will be borne in equal parts by the concerned Parties or by the Company if the Company is a party to the revie wprocess.

The payment of the Earn Out will be subject to Article 1.6 – 1.9, in particular the provisions of Article 1.6 hereafter being a material and determining factor in the Transferor’s decision to enter into this Agreement.

The Earn Out will be due in full only if M. Mario Vendemiati or M. Patrice Chambin are employed by the Company during the year whose financial results are being used to calculate the Earn Out.

The Earn Out will be reduced by 50% in the case that either M. Mario Vendemiati or M. Patrice Chambin are not employed by the Company during the year whose financial results are being used to calculate the Earn Out and will not be payable if neither of them is employed at that time.

1.6	Contractual set-off with the Representations and Warranties

In any case where the representations and warranties are claimed to have been untrue (the « Warranty »), the following provisions will apply.

1.6.1
In the case where the indemnity due by the Transferor as a price reduction in relation to a claim in application with the representations and warranties is definitively determined (the « Price Reduction ») and the Payment of the Earn Out is not yet due, a set off will automatically apply, in the same amount as the Price Reduction due, between this Price Reduction and part or all off the Earn Out due to the Transferor, and this even if the provisions of the legal compensation are not met.

If the Price Reduction is less than the part of the Earn Out due to the Transferor, the Transferee will pay the Transferee the difference due on the Earn Out payment  date between the Earn Out and the Price Reduction in accordance with the provisions of the clause above.

If the Price Reduction is larger than the Earn Out due to the Transferor, the Transferor will pay the Transferee the corresponding amount in excess, in accordance with the provisions of Article 2.5 of the Warranty.

1.6.2	In the event where the Price Reduction due by the Transferor is not yet definitively determined in accordance with the terms of the Warranty and:

(i)	whether the Earn Out is due, or
(ii)	the Earn Out is not yet due,

the payment of the Earn Out will be automatically and rightfully delayed and reduced by the amount claimed by the Transferee as per the implementation of the Warranty.

This delay will continue until the date at which the Price Reduction will be definitively determined, in accordance with the provisions of the Warranty.

As soon as the Price Reduction is determined and, as a result, becomes due, the Transferor will rightfully apply a contractual set off in the terms of Article 1.6 above.

1.7	Documents delivered by the Transferor

On Closing Date, the Transferor shall deliver to the Transferee:

o
the shares handover protocols duly filled out and signed by the Transferor in favor of the Transferee and pertaining to the Sale Shares, together with two originals signed by the Transferor of the corresponding Cerfa sheet n°2759 ;

o
the resignation letter with effect on Closing Date of M. Mario Vendemiati in his capacity of President of the Company, pursuant to which he declares being satisfied as per his rights and therefore waives any rights or demands of any kind whatsoever, against TAAG and/or the Transferee;

o
the resignation letter with effect on Closing Date of M. Patrice Chambin in his capacity of General Manager of the Company, pursuant to which he declares being satisfied as per his rights and therefore waives any rights or demands of any kind whatsoever, against TAAG and/or the Transferee;

o	a certified true copy from the President of the Company of the minutes of the decision of all of the shareholders of the Company, before the Closing Date :

o	approving the Nominated Accounts ;
o	the allocation of the loss amounting to 143.845 Euros as “carry forward” loss;
o	the approval of the Transferee in his capacity of new shareholder of the Company as per the Sale provided for at the Closing Date ;
o	stating the resignation of the President and the General Manager of the Company ;
o	appointing DERYCZ SCIENTIFIC, INC. or any other person being substituted as new president of TAAG replacing the resigning president ;
o	appointing M. Mario Vendemiati and Monsieur Patrice Chambin, as General Managers of the Company, not remunerated for their mandate.

o	a certified true copy from the President of the Company of the statutory auditor reports on the Nominated Accounts ;

o	an up-to-date copy of the charter documents, share ledger, shareholders accounts and corporate ledgers of the minutes and convening letters of the corresponding bodies of the Company ;

o
a certified true copy from the President of the Company of the minutes of the Work Committee of the Company stating the information and consultation of said Committee having approved (or similar effect) the authorization of the Sale in accordance with the in-force legislation and regulatory rules;

o
a copy of FIMMOTAAG minutes of the shareholders meeting authorizing the Sale of the Sale Shares to the Transferee, the signature of this Agreement and the representations and warranties attached thereto;

o	an original of the employment agreements entered into between MM. Mario Vendemiati and Patrice Chambin and the Company;

o	the release from the bank BANQUE POPULAIRE LORRAINE CHAMPAGNE of the pledge over the 996 shares of the Company;

o	the addendum to the commercial lease dated 30 December 2008 entered into with BUROBOUTIC.

1.8	Delivery conditions and other undertakings from the Transferee

1.8.1
On Closing Date, the Transferee will deliver to the Transferor a copy of the minutes or written consent of the board authorizing the Transferee to acquire the Sale Shares in accordance with the terms and conditions of this Agreement and the execution of any direct or indirect agreement in relation therewith and in particular the representations and warranties.

1.8.2
The Transferee shall commit irrevocably and unconditionally to transfer on the Closing Date to the Company’s shareholder current account the amount of five hundred thousand (500.000) Euros (the « Advance ») in order to satisfy possible cash needs of the Company.

The amount of the Advance paid by the Transferee will be recorded in the shareholder current account in the Company accounts.

1.8.3
The Transferee and the Company commit to transfer to the Transferor or to any other person, at the price of 1 Euro, the Kaplan patent, this transfer and the related formalities will be fulfilled in a reasonable amount of time after Closing Date.

1.9	Non competition, non canvassing and non solicitation

In consideration of the investment realized on Closing Date by the Transferee,  until the date that is three (3) years after the date of the termination of their employment with the Company, each of M. Mario Vendemiati and M. Patrice Chambin commit, separately and severally, unconditionally and irrevocably to the Transferee and more generally any companies or entities that the Transferee controls or will control directly or indirectly in accordance with the terms of article L.233–3 of the French commercial Code (together the « Group ») :

(i)
not to perform, in Europe, directly or indirectly and under any form whatsoever (this including through FIMMOTAAG), no activity in competition with the activity of the companies of the Group performed at a that time within the purposes of their respective businesses and/or any new activity that may be performed by the companies of the Group (the « Activity ») ;

(ii)
not to solicit directly or indirectly the clients and prospects of the Group, in any direct or indirect manner whatsoever (this including through FIMMOTAAG), with the purposes or the incentive to transfer part or all of said clients or said prospects, towards any establishment, branch or entity having an activity competing with the Activity ;

(iii)	not to accept any work, title, mandate or function of any sort whatsoever in a company, entity or consortium performing an activity competing with any Activity ;

(iv)
not to take any shares in companies, entities or consortium having an activity competing with the Activity, by means of acquisition or by way of subscription of shares of any kind whatsoever (this including through FIMMOTAAG) ;

(v)
not to hire or have hired, directly or indirectly, for himself or any other person whatsoever (this including through FIMMOTAAG) and for any goal whatsoever, any employees or representatives of the Group ;

(vi)
not to solicit in any manner whatsoever (this including through FIMMOTAAG) in order to offer any services or assistance, any clients, suppliers, agents, distributors, consultants or managers of the Group and more generally not to enter into any commercial businesses similar to those conducted by the Group with any of its clients ;

(vii)	not to solicit any services or hire any person working within the Group (this including through FIMMOTAAG).

And this, personally or through any person (this including through FIMMOTAAG), on a paid or free basis, directly or indirectly for its account or the account of third party.

M. Vendemiati and M. Patrice Chambin recognize herewith that the agreements executed this day with the Transferee represent fair consideration for the undertakings imposed to them in this non competition, non canvassing and non solicitation clause.

As a result, they waive any sum whatsoever, for any reason whatsoever, as consideration for these undertakings.

Expressly excluded from the Activity are the real estate activities (renting, selling or construction activities) as well as the activities of the company A2IGRAPHIC (communication agency, events, graphical arts, marketing).

2.	WARRANTIES

For the sake of this Article 2, the following terms will have the meanings:

« Event »	Means a fact, an event, an action or a situation:
-	which existence, the origin or the cause is before the Closing Date, and
-	which violates, infringes, provokes or constitutes a mistake or an omission in one or several representations made and warranties given to the Articles 2.1 and 3 of this Agreement.

« Loss »
Means (i) any increase of liabilities and/or insufficiency of assets, and more generally, any decrease in the Company’s equity with respect to the Nominated Accounts, (ii) any cost, loss, or prejudice by the Company or the Beneficiary resulting directly or indirectly for the Company or the Beneficiary of any Event, this including any Event occurring between the closing of the Nominated Accounts and the Closing Date, (iii) the amount of any tax, VAT, professional taxes and other taxes, charges, duties, fees, contribution and withholding taxes (in tax, regulatory, customs, social security or other matters), this including any penalties, or interests, which would be borne by the Company and any advantage in tax matters (in particular tax credits) which would be reassessed following any reassessment, towards the Company or any regulatory claim concerning a period elapsing before the Closing Date, (iv) to which will be added any reasonable advisers’ fees incurred by the Company and/or the Beneficiary in relation to the Event triggering the Warranty, the protection of the Company and/or the Beneficiary interests.

« Claim »	Means any claim for which the Beneficiary has provided notice to the Guarantor as per the terms of this Warranty.

« Price
Reduction »	Means the indemnity paid to the Beneficiary as a decrease in the Sale Price paid for the Sale Shares.

2.1	Principles of the warranties

The Guarantor declares to the Beneficiary and warrants, on the Closing Date, that all information and declarations hereof and the exhibits are true, accurate and complete and do not omit any material information.

In a general manner, the Guarantor represents and warrants that there are no facts, situation or action that he, the Company, its representatives and/or advisers have not communicated to the Beneficiary by writing, affecting or threatening to affect in a material and adverse manner the financial situation, the equity, the assets, the goods, the turn over, the activities, the operations and businesses of the Company, the Company’s forecast or the liabilities of the Guarantor as per the terms of this Warranty.

The fact that the Beneficiary has conducted accounting, financial, legal and tax audits prior to the Sale does not discharge the Guarantor from its liabilities resulting from the Warranty nor can such be claimed by the Guarantor in order to limit its liabilities resulting from this Warranty.

In any event, it is stipulated hereof that the items mentioned in the representations and in the exhibits which have a negative impact on the Company are only mentioned in order to allow the Beneficiary to evaluate the situation of the Company. Those representations do not discharge the Guarantor from its liabilities herein.

2.2	Scope of the warranties

2.2.1	The Beneficiary can trigger this Warranty as soon as an Event occurs or is revealed.

2.2.2	The Guarantor commits irrevocably to indemnify the Beneficiary in case of any Loss, as a Price Reduction.

2.2.3
The indemnity paid by the Guarantor to the Beneficiary of the Company on the ground of this Warranty constitutes a Price Reduction. However, this qualification does not have the effect of constituting a decrease in the Sale Price of the Sale Shares, this latter being definitively determined by the Parties as per the terms of this Agreement. As a result, in case where there is a dispute regarding the determination of the indemnity due as a Price Reduction, no Party shall claim that the price of the Sale Shares is uncertain.

2.3	Insufficiency and decreases of the Company’s equity

2.3.1	A Price Reduction can result from:

-	Any mistake, error or omission which appears in the Nominated Accounts, even if it was disclosed on the date of the closing of the Nominated Account, as well as

-	The consequences of any Events unknown on the Closing Date, which, if disclosed on that date, would have required modification of the Nominated Accounts.

In particular, without limitation, these consequences could result:

-	From the non recoverability of any assets ;

-
An increase of liabilities of the Company to any third party, whatever the origin and whether it was envisioned on the Closing Date, and, in particular, without limitation, any tax reassessments by way of compensation, trial or proceedings;

-
The occurrence of any charge whose cause or origin occurred before the Closing Date, of any nature whatsoever and whithout regard to the cause, the amount or the time sny Party became aware of the occurrence;

-	The absence of provision or the insufficiency of provisions in the Nominated Accounts.

2.3.2
The amount of the Price Reduction due to a Loss relating to or in relation to the Company will be equal to 100 % of the insufficiencies or decreases inccurred, because of this Event, in the accounts of one or several financial years during which this Event has occurred or was disclosed.

2.3.3
For any recalculation or reassessments from the tax, social or customs administrations which would have reduced or postponed the tax deductibility of a charge during one or several financial years thereafter, only the interests, indemnities and penalties related thereto would be taken into account for the calculation of the indemnities due, as well as the difference in the applicable corporate tax rate between the financial year related to such reassessment and the financial year(s) during which such charge will be recorded for tax purposes.

Concerning the value added tax (VAT), the VAT allocated to a third party and recovered will not be taken into account, except for penalties, late fees, interest and related indemnities. Any other VAT reassessments will be claimed at the actual amount, including penalties, late fees, interest, and indemnities in relation thereof.

2.3.4
In case where, in order to postpone the payments claimed by the tax, social or customs administrations, the Company should enter into any guarantees, the Guarantor commits to enter into such guarantees, with no delay, in lieu of the Company and to pay any costs for implementing such guarantees.

2.3.5	The amount of the Price Reduction will be calculated after deduction and impact of the following items, net of taxes, as the case may be:

•	The amount of any insurance indemnity received by the Company as a result of the concerned claim;

•
The amount of the provision recorded in the Nominated Accounts, as a result of the Event pursuant to which the Warranty is triggered, save the case where the Company must make a disbursement as a result of the Event concerned ;

•
The amount of the increase of assets or decrease of liabilities benefiting the Company as consideration of the Loss considered as per the Event concerned, to the extent that such increase of assets or decrease of liabilities results in an increase in cash or a saving which could be offset with the amount of cash paid out resulting or which could result from the Loss;

•
The amount of any tax saving effectively recorded which could, as the case may be, result from the occurrence of a cost, liability or a loss in relation with the Event as per which the Warranty is claimed. A tax saving will be regarded as effective if it decreases the amount of the corporate tax which would have been paid by the Company had the Event not occurred, excluding any creation or increase of tax carry-forward loss.

2.4	Other Losses incurred by the Beneficiary

The amount of the Price Reduction due as per a Loss other than the one set forth in Article 2.3 above will be definitively determined among the Parties or in case of dispute among them by application of the provisions of Article 11 below.

2.5	Implementation of the Warranty

2.5.1	Notification of a claim under this Warranty should be provided to the Guarantor in accordance with the provisions Article 2.5.5 .

2.5.2
Any claim made by the Beneficiary will include all documentation available to the Beneficiary or the Company  at the date of the sending of such claim and the amount of the Price Reduction claimed, or if the amount of claim is not yet determined, an estimate of the Price Reduction. It is stipulated that the effectiveness or definitiveness of the Loss and/or the Claim suffered by the Company or the Beneficiary as per the claim concerned is not a condition for sending this Claim.

2.5.3	Payment

If within thirty (30) days after the notification of the Guarantor with the Claim, the Guarantor has not challenged the Claim, the Guarantor will be regarded as having formally and irrevocably accepted the Claim and the payment commitment resulting thereof. In this case, the Guarantor commits to pay the Beneficiary, the sums due within the month following the term of the thirty (30) days above, except if it concerns a liability which has for consequence a cash payment in favor of a third party, in this latter case the payment will occur at the latest of the maturity date of the sums due to such third party. In case of payment default on maturity date, the sums due will bear interest corresponding to the applicable legal rate due after formal notice has been sent, and this provision does not constitute a postponement of payment.

In case there is no agreement between the Guarantor and the Beneficiary, the amount of the Price Reduction due to the Beneficiary will be payable by the Guarantor within ten (10) days following the date on which an enforceable decision, even a temporary one (in the sense of the applicable provisions of the judicial proceedings code) has been rendered against the Guarantor.

A Price Reduction will be due in the five following cases:

•	The Company is liable for paying a sum pursuant to an enforceable judicial decision, even in relation to an Event triggering the Warranty, or

•	The Company must make a payment pursuant to an Event, even if the consequences have been recorded as a provision in the Nominated Accounts, or

•	The Price Reduction has been accepted in writing by the Guarantor, or

•	The Price Reduction is payable, as the case may be, by application of the provisions of this Warranty and in particular Article 2.5.3, or

•
The corresponding Loss is due as a result of a regulatory, judicial, arbitration or settlement decision being finalized or by judicial decision, even temporary, notwithstanding any appeal or guarantee given in relation thereof.

2.5.4	Set-off

In accordance with the provisions of Article 1.6 above, a set-off will be agreed among the Parties between the sums due as per the Price Reduction and the sums due as per the Earn Out, and this will apply even if the conditions of the legal compensation are not met.

2.5.5	Follow up of the implementation of the Warranty

In any case set forth in this Article 2.5, the Beneficiary will control any legal actions as a defendant on behalf of the Company, in the corporate interests of the Company and the Guarantor. Nevertheless, in order to allow the Guarantor to avoid the triggering of the Warranty or to reduce the consequences for him of such triggering, the Beneficiary shall:

•
Inform, in a reasonable amount of time, the Guarantor of any Event which could likely trigger this Warranty and provide the Guarantor with a copy of any costs and documents justifying the implementation of this Warranty, as soon as practicable;

•
Allow the Guarantor together with its advisers reasonable access to any documents, information, data as well as the offices and employees of the Company and the Beneficiary and provide all necessary assistance in order to permit the protection of the Company’s interests at its sole costs;

•
Allow the Guarantor to formulate any observation as defendant and take into account its reasonable observations. In any event, the Guarantor will be able to follow the discussion and the hearing together with the representatives of the Company, to its sole expense.

Notwithstanding the use of the facilties provided to the Guarantor as stated  above, the Beneficiary or the Company may decide upon the issue and follow up of the claims, disputes or verifications concerned and the Guarantor is deemed to have agreed to guarantee their consequences under the terms set forth in this Warranty.

2.6	Triggering threshold

2.6.1
The Guarantor will not indemnify the Beneficiary as per the terms if this Agreement for any Claims whosecumulative amount is less than or equal to fifty thousand (50.000) Euros, it being specified that in the case where the overall amount of claims exceeds this triggering threshold, the Guarantor will indemnify the Beneficiary starting from the first Euro as a Price Reduction.

2.7.2	However, in case of claims based on an infringement of the representations made in Articles 3.2, 3.3, 3.9 (i) and (ii) and 3.15, the threshold will not apply.

2.7	Ceiling

2.7.1
In any event, the full amount of liability of the Guarantor and the total amount of the Price Reduction paid by the Guarantor in favor of the Beneficiary as a result of this Warranty will not exceed five hundred thousand (500.000) Euros.

2.7.2	However, in case of claims based on an infringement of the representations made in Articles 3.2, 3.3, 3.9 (i) and (ii) and 3.15, the ceiling will not apply.

2.8	Duration

(i)	This Warranty can be claimed by the Beneficiary for the representations made in relation to the ownership of the Sale Shares, until five (5) years after the Closing Date ;

(ii)	For any of the tax, labor and customs warranties, until thirty (30) days following the term of the reassessment period of the applicable government body;

(iii)	For any warranties other than 2.8 (i) and 2.8 (ii) until eighteen (18) months after the Closing Date.

Any claim for Price Reduction for which notifificaiton has been provided in the above periods will remain valid until the final settlement of such claim. It being specified that notification of a Claim can be provided even if the sums due therefor arel not known or determinable at the time such notification is provided. In this case, the Beneficiary will attach to his Claim any and all documents available proving its existence and its amount or its evaluation, if such evaluations are possible.

2.9	Guarantee of the Guarantor

As guarantee of the representations made and warranties given to the Beneficiary under this Warranty, the Guarantor will grant:

-	A first-rank pledge in favor of the Transferor over 224.614 DERYCZ SCIENTIFIC shares remitted in payment of the Sale Price ;
-	A second-rank pledge in favor of the Transferor over 112.307 DERYCZ SCIENTIFIC shares remitted in payment of the Sale Price.

It being specified that this guarantee of the Guarantor will survive for all and any claims as per this Warranty not yet settled and still pending at the termination of this Guarantee of the Guarantor.

3	REPRESENTATIONS OF THE GUARANTOR

The Guarantor represents and warrants to the Beneficiary at the signing date as well as at the Closing Date:

3.1	Subsidiaries – Participations

The Company does not hold nor has it held in the past, directly or indirectly, any participation, nor is it a member of any partnership, directly or indirectly, with limited or unlimited liabilities.

3.2	Charter documents of the Company

The Company has been constituted in compliance with applicable French law. All formalities legally required for its incorporation and its existence have been validly and regularly carried out in a timely manner, and it is not subject to any risk of nullity.

The Company has not been subject to any demand in nullity, winding up, insolvency or bankruptcy proceedings, or similar proceedings. The Company is not insolvent.

The Charter Documents of the Company are up-to-date as of the Closing Date.

3.3	Corporate documents

Since its incorporation, the Company has opened and kept up-to-date the mandatory corporate ledgers as per the applicable regulatory legislation and/or in compliance with the generally accepted commercial principles (this including and not limited to the documents and ledgers kept by the Company using French generally accepted accounting principles or with respect to tax principles). Those ledgers are up-to-date as on the Closing Date.

Since the incorporation of the Company, all the decisions of its corporate bodies have been validly taken and recorded in the corporate ledgers, in accordance with the applicable regulatory legislation. Any decisions and all undertakings taken by the corporate bodies of the Company as well as any decisions which shall have been subject to an authorization or a ratification by such corporate bodies are set forth in the corporate ledgers and have been duly authorized and ratified by the shareholders or other competent corporate bodies.

Any decisions and undertakings which shall be subject to a public announcement, a formality or a filing of any nature whatsoever have been validly recorded, in accordance with the applicable regulatory legislation.

There are no specific agreements among the Company and its legal representatives other than the ones stipulated in the minutes of the shareholders meetings of the Company as well as the special report of the statutory auditors approved by the shareholders of the Company. No decision and undertakings made by the corporate bodies or by one or more representatives of the Company can be judged null and void nor have any such decisions or undertakings been subject to such a demand.

In a general manner, the Company has filed with the competent authorities and in a timely manner as per the law and mandatory rules, any declarations, reports, minutes and all and any documents required by the applicable legislation whatsoever.

3.4	Management of the interim period since the closing of the Nominated Accounts

Since December 31st 2010, the Company has conducted its business with care and has only carried out fair transactions with diligence and care. Those operations are consistent with its former commercial practice. No malpractice and no adverse event has occurred since closing of the Nominated Accounts which could have an adverse effect on the value of the assets of the Company or the equity of the Company. Moreover, no operation and no event which has occurred after the closing of the Nominated Accounts has had the  effect of increasing the working capital needs of the Company.  In this respect, the commercial relations of the Company towards its clients or suppliers are consistent with its former commercial practices, in particular with respect to the payments to be made by the Company of its obligations to suppliers and the recoverability of its receivables from its clients.

3.4.1
Save for Annex 3.4.1, the Company (i) is not insolvent, has not concluded any settlement amicably or judicially or entered into any equivalent agreement with all or any of its creditors, is not in mandat ad hoc, conciliation, sauvegarde procedure, insolvency or bankruptcy or a similar procedure or (ii) no similar procedure is threatened in the weeks following the Closing Date.

3.4.2	No clients who have placed individual orders for more than 10.000 Euros before taxes have issued any claims or actions or have refused to make payment in any manner whatsoever.

3.4.3	Save for Annex 3.4.3, between the 1st of January 2011 and the Closing Date:

-	No dividend or provisions for payment of dividends have been approved or paid and the Company has not purchased or amortized any shares or other bonds nor has it decreased its share capital,

-	The Company has not issued nor taken the decision to issue new shares or bonds which give access to share capital or voting rights,

-
No acquisition or transfer of assets whether material or immaterial has been realized related to individual amounts above 10.000 Euros before taxes or for an aggregate amount above 20.000 Euros before taxes during the current financial year,

-	The Company has not entered into any loans, nor subscribed to any debts or bank financings,

-	The Company has not sold, transferred or retired any asset, and has taken all reasonable measures in order to protect its assets,

-	The Company has not granted any guarantee or security to any third party,

-	The Company has not granted any pledge, lien, privilege or option or any other right over any of its assets whatsoever,

-
The Company has not modified any of its material agreements entered into with its clients, suppliers or other business relationships, nor has it modified in any material way the main terms of existing debts, save for the amendment to its lease agreement which must be entered into (substitution of the guarantee and postponement of the rents),

-
The Company has not paid any exceptional wage to its representatives, nor has it modified in material respect its employee relationships, individual or collective wage increases, advantages in kind, bonuses, premiums or other advantages granted to its employees,

-	The Company has not hired any employees, nor granted any increase of employee benefits, nor any wage increases or key manager wages, save for the hiring of a production assistant,

-	The Company has not instituted any lay offs nor imposed any sanction of any kind whatsoever, against its employees, save the laying off of a sales employee which occurred before the Closing Date,

-	The Company has not modified its accounting principles,

-	The Company has not suffered any material loss, destruction or reduction to its assets or activities,

-	The Company is not aware of any events or facts which could result in the nonpayment of any receivables due after 31st December 2010,

-	And more generally, the Company has been managed with care.

3.5	Contractual relationships

The agreements entered into by the Company are in compliance with applicable legislative and regulatory provisions.

The Company has complied with the overall provisions of the agreements to which it is a party and there is no fact allowing a business partner to refuse to fulfill its contractual obligations as per the terms of such agreements.

The Company does not benefit nor has it granted any guarantee in relation to the acquisition or the sale of participations in any companies, entities or ventures. As of the Closing Date, the Company is not a party to any shareholders agreements or shareholders undertakings entailing rights or obligations of any nature whatsoever which shall be borne by the Company.

The shareholders of the Company do not hold, directly or indirectly, part or all of, a good or an asset whether material or immaterial used by the Company in the course of its activities.

The agreements entered into between the Company and/or the agreements entered into between (i) on the one part the Company and on the other part (ii) one of its shareholders, directly or indirectly, have been entered into on an arms length basis.

There is no direct or indirect agreement between a Guarantor and/or any of its shareholders, which is related to the Company, the shares issued by it or its activities or, more generally, which creates rights and/or obligations to be borne by the Company. At the Closing Date, the Company is not bound nor any sum due as per a service, assistance or cooperation agreement and/or any other agreement creating similar obligations.

3.6	Sale Shares

The shareholders of the Company are the rightful owners of the Sale Shares, which are free of any restriction or security, promises or undertakings of any kind whatsoever, seizure, third party rights, pledge or privilege, save for the pledge over 996 shares of the Company to the benefit of BANQUE POPULAIRE LORRAINE CHAMPAGNE granted as a guarantee of a loan dated October 17, 2007 which shall have been released as of the Closing Date.

The Sale Shares have been duly and validly issued in accordance with the applicable French legislation and are entirely paid up.

The ownership of the Sale Shares has been duly recorded in the Company share ledgers and all formalities required under applicable law have been carried out.

All Sale Shares will be transferred so that the Beneficiary will be the rightful and entire owner of same.

Each of the Sale Shares has equal rights to dividends and voting rights in the shareholders meetings.

The transfer of Sale Shares to the Beneficiary is not contrary, in France or abroad, to any agreement to which the Guarantor is a party, to any undertakings of the Guarantor or to any judiciary or arbitral decisions being collectively or individually applicable, nor to any legal, regulatory or statutory, patrimonial or matrimonial regulations.

All issued shares are of the same class. There are nodouble voting rights or privileged shares and more generally there are no shares granting special rights, specific advantages or facing any special charges.

The Company is not a party nor has it agreed to become a party to any agreement or contract or venture or de facto company with the purposes of sharing the dividends with any third party.

There is no shareholders agreement or any similar agreements of any kind whatsoever between the shareholders of the Company whose existence or validity would continue after the Closing Date.

The shareholders of the Company declare that their rights as per dividends distributed since the registration of the Company have been fulfilled as of the Closing Date. The Guarantor will not claim any amount in this respect.

3.7	Nominated Accounts

The Nominated Accounts of the Company as at 31 December 2010, comprising the balance sheet and complete closing accounts are set forth in Annex 3.7 hereof.

The Nominated Accounts have been prepared using the accounting principles of the Company and approved by the shareholders.

The Nominated Accounts have been prepared and recorded in accordance with French generally accepted accounting principles and as the case may be, using the principles and methods described in the accounting exhibits and in particular in accordance with the principles of care, continuity of the business and the exercise of independence (hereinafter the « Accounting Principles »). The presentation of the annual accounts as well as the accounting valuation methods of the assets and liabilities of the Company have not been modified during  the three past years.

In light of the Accounting Principles, the Nominated Accounts are correct and accurately reflect  the assets, the financial situation and the result of the Company and its results and contain the entirety of the assets and liabilities of the Company and reflect that no bad debt is expected to be be incurred by the Company.

The necessary provisions, covering the financial undertakings of the Company by application of the Accounting Principles, effective or reasonably recordable, this comprising the provisions relating to the guarantees granted by the Company to its clients have been recorded. The provisions recorded in the Nominated Accounts are sufficient in order to cover the estimated risks.

The exhibits to the Nominated Accounts contain all mandatory information and, in particular, the off balance sheets commitments are properly recorded. For the closing of the Nominated Accounts, the Company has not proceeded to any accelerated amortization and such amortizations recorded in the Nominated Accounts are tax deductible.

As from December 31st 2010, the Company has not waived any receivables nor any other rights.

Save for Annex 3.7, there are no off balance sheet commitments, securities, or  undertakings given or received by the Company. All transactions and operations carried out by the Company have been validly recorded in the books and accounts of the Company.

3.8	Tax, regulatory, customs and labor situation

3.8.1
The Company has always established and disclosed to relevant tax and regulatory administrations, customs and labor authorities, all mandatory filings and the Company has always paid any and all sums legally due pursuant to taxes, charges, stamps duties and any other taxes so that the Company does not face any rectification, reassessment, penalty and interest or late interest and, more generally, pay any sums that may be due as of this day and as the case may be.

The provisions and charges to be paid are recorded in the Nominated Accounts and are sufficient to cover entirely any taxes due or which will be due until the Closing Date.

3.8.2
The Company has not benefited from any tax advantage or advantageous tax regime as a consideration of existing undertakings or existing obligations to which the Company is bound. The Company is not part of any tax integrated group, so that no benefit nor any capital gain is subject to a carry forward regime.

3.8.3	The Company has not received any reassessment, observation, notice, or any reassessment, control or verification from any tax authorities, customs, or labor, in France or aboard.

The Company is not subject to any ongoing accounting reassessment or any control proceedings from a tax, customs or labor authority.

3.9	Disputes

Save for Annex 3.9, the Company is not a party, nor is threatened to be a party, in any manner whatsoever, to a dispute or an administrative, judicial or arbitral procedure, or conciliation procedure and no individual administrative, judicial or arbitral procedure has been initiated against it that would adversely affect the Company’s business and activities.

The Company has not been subject nor threatened to be subject to any claim or proceeding. The Guarantor is not aware of any fact that could result in  any proceedings against it or the Company.

The estimated liability for all disputes are included in a provision recorded in the Nominated Accounts in accordance with the Accounting Principles; those provisions cover the risks associated with  those disputes.

Concerning the dispute opposing the Company against the companies SGFGSI and IMPRIMERIE COMELLI FILS, the Transferor, M. Mario Vendemiati and M. Patrice CHAMBIN commit:

(i)	To indemnify the Transferee for all sums which may be borne by the Company, those sums being excluded from the calculation of the ceiling of the Warranty;

(ii)	To indemnify the Transferee against any losses resulting from this dispute, the sums paid being excluded from the calculation of the ceiling of the Warranty ;

(iii)	To bear any and all legal fees and disbursements in relation to this dispute and to reimburse any amounts already paid by the Company therefor.

As consideration thereof, the Company will reimburse the Transferor for any sums which may be paid to it in relation with this dispute.

3.10	Human Resources

3.10.1	The collective bargaining agreement applicable to the Company is the collective bargaining agreement applicable to printers in France.

3.10.2
The employment agreements of all employees of the Company comply with the applicable legislation and the Company has correctly and in a timely manner carried out all and any required filings and formalities.

The short term employment agreements together with the new hiring carried out by the Company will not be subject to a reassessment into long term employment agreements.

The employment agreements in force among the Company and its employees do not contain any provisions deviating from the applicable collective bargaining agreement, in particular with respect to the duration of the termination notices and the amount of indemnities for dismissal or resignation, and any similar right or advantage.

3.10.3
No employee of the Company has been subject to any work injury resulting in a suspension of its work for a duration of more than (1) month during the last three years, save for the dispute involving M. François Palos unless M. Palos files for an appeal.

3.10.4	The Annex 3.10.4 contains as the case may be:

-	The copy of any bargaining agreements, profit sharing schemes to which the Company is a party or in course of negotiating,

-	The complete list of employees and representatives of the Company at the Closing Date with the following inscription:

•	All and any advantages deviating from the law, the collective bargaining agreement or the profits schemes as the case may be,

•	Any loans granted to any employees or managers and representatives of the Company,

•	Bonus schemes and pre retirement schemes in force or in course of negotiations,

•	Any undertakings taken with respect to employees and/or managers and representatives of the Company not falling within the schemes set forth above or which could create new charges for the Company,

-	The hiring and start dates of all employees and representatives of the Company,

The Transferor hereby declares that the indemnities for retirement have been correctly recorded in the Company’s accounts.

3.10.5
Since the closing of the Nominated Accounts, the Company has not taken increased the remuneration of any employees or representatives nor increased the compensation from which they are benefiting, in particular with respect to termination notice and dismissal indemnities, save for M. David Dufin who shall become an executive employee.

The Company is up-to-date in the payment of any wages due to the employees and the employees are not entitled nor will they claim any sums whatsoever from the Company, in particular with respect to any sums due as per wages, paid vacation premiums, or any other advantage of any kind whatsoever.

The Company complies with all labor laws and regulations and in particular has complied with the obligations imposed by the competent authorities in terms of labor law and has paid up any social charges of any kind whatsoever.

No employee benefits from any advantages above the ones provided for by law or by the applicable bargaining agreement.

No person and in particular no employee of the Company having business relations with the Company is entitled to claim the benefit of an employment agreement or the payment of any sums whatsoever (wage, social charge, etc.), in case of termination of these business relations. No employee of the Company can claim the specific title of itinerant sales representatives, which would impose certain additional beneifts upon termination.

3.10.6
In a general manner, the Company has always operated in conformity with all legislative, regulatory and/or contractual obligations imposed on it in terms of labor law and social security regulations, so that no civil and/or criminal liability can be claimed for any reasons whatsoever and in particular with respect to:

-	Legislative and regulatory provisions related to the duration of work and the management of overtime hours;

-	Legislative and regulatory provisions related to temporary work, interim work and/or the loan of employees to any other employers;

-	Legislative and regulatory provisions related to social charges and duties, professional training and the application of any bargaining agreement;

-	Legislative and regulatory provisions related to workers committee or employees profit schemes.

3.10.7	The Company has not made any promise to hire any employee since December 31, 2010, save for the hiring of a production assistant.

3.10.8	The Company has complied with and is up-to-date with its obligations with respect to the workers committee’s election in accordance with applicable law.

The Company’s ledgers are up-to-date in accordance with applicable legislation.

3.11	Change of control

Save for the agreements and authorizations set forth in Annex 3.11, the Company is not a party to any agreement whatsoever and is not a beneficiary of any regulatory authorization whatsoever whose validity, whether partial or in full, and/or the terms and conditions of which could be adversely affected by the change of ownership of the Sale Shares resulting from this Sale.

In a general manner, the Sale of the Sale Shares to the Beneficiary will have no effect  on the legal situation of the Company and its rights and obligations to third parties nor will it result in, without limitation, (i) the termination of any rights or advantage, (ii) the early termination or material modification of any agreements (iii) the early repayment of a loan or a financing granted to the Company (iv) the right for any party to terminate any guarantee, comfort letter or any other security with similar effect granted for the purposes of the Company’s business or (v) the record or implementation of any pledge or security over the assets of the Company.

3.12	Relations between the Guarantor and the Company

Save for the agreements set forth in Annex 3.12, neither the Guarantor nor any company controlled by it:

(i)	is the beneficiary of any right whatsoever, which is used by the Company or benefits the Company for the purposes of engaging in part or all of its activities;

(ii)	is creditor or debtor of the Company in any capacity whatsoever ;

(iii)	has granted as security any asset of the Company, nor benefits from any security granted by the Company as guarantee for its obligations ;

(iv)	is owner, partial or in full, or user of any asset whatsoever, owned or used by the Company for the purposes of its business activities ;

(v)	and more generally, has not concluded or has not committed to conclude any agreement with the Company.

3.13	Material undertakings

Annex 3.13 contains a complete list of each and every agreement and undertaking binding the Company and which:

-	Constitute general sales or purchases or services conditions,

-	Contain a global undertaking, in one or more instances, above 10.000 Euros before taxes,

-	Have a duration of more than one (1) year or cannot be terminated without providing notice six (6) months or more before termination,

-	Contain an exclusivity, non competition, non canvassing or non solicitation undertaking to the detriment of the Company, and/or

-	Have as partner, directly or indirectly, a shareholder of the Company or a competitor.

The Company does not benefit from nor has it granted any security in relation to the acquisition or the transfer of participations in any companies, entities or ventures as the case may be.

As from the date of execution, the Company has complied with any and all obligations contained in the agreements to which it is a party.

3.14	Good faith of the representations

The present representations are made in good faith and are not fraudulent and contain all information necessary to allow the Beneficiary to proceed to the acquisition.

3.15	Criminal liability of the Company

At the Closing Date there is no event that may result in criminal liability of the Company and/or any of its representatives.

3.16	Rights and powers

The Guarantor has all right and power to conclude and perform this Warranty. This Warranty contains all undertakings committing and binding the Guarantor in accordance with its terms.

4	TRANSFER OF THE WARRANTY

The Beneficiary may transfer all or part of this Warranty to any person whether physical or corporate to whom he will transfer, directly or indirectly, any shares of the Company or to whom would be transfer part or all the going concern of the Company.

5	MERGER – DEMERGER – CONTRIBUTION

This Agreement will remain in force in case of modification of the legal status (such as in particular by way of merger, absorption, winding up, demerger, contribution whether partial or in full) of the Company or the Beneficiary, even in case of merger with any other companies in which the Beneficiary is not the absorbing company. Thus, in case of winding up without liquidation, the rights and obligations of this Warranty will be rightfully transferred to the absorbing company.

6	CONDITIONS PRECEDENT

The realization of the Sale is subject to the fulfillment of the following conditions:

-	Obtaining from the Transferror] the release of the pledge over 996 shares of the Company from BANQUE POPULAIRE LORRAINE CHAMPAGNE constituted as a guarantee of a loan dated October 17, 2007,
-
Substitution of the Transferor by the Transferee with respect to the undertakings as guarantor with respect to the payment of the rents as per the commercial lease dated 30 December 2008 and relating to the operating premises of the Company,

-	DERYCZ SCIENTIFIC Board approval in compliance with all applicable laws.

Any and all the conditions precedent above must be fulfilled on or before the Closing Date.

The conditions precedent are stipulated to the sole benefit of the Transferee who can benefit from or waive them as the case may be, with no recourse actions granted to the Transferor.

7	SPECIFIC UNDERTAKINGS FROM THE PARTIES

Within the framework of the bank first demand guarantee for an amount of two hundred eighty five thousand (285.000) Euros granted by BANQUE POPULAIRE LORRAINE CHAMPAGNE as guarantee for the payment of the rents as per the commercial lease entered into on 30 December 2008, the Transferor commits to contribute to the Company, at the Closing Date, two hundred eighty five thousand (285.000) Euros which shall be placed on a pledged shareholder account, such amount being reduced to one hundred ninety thousand (190.000) Euros as from 1st January 2012.

The bank interest accrued will benefit the Transferor.

The Transferee agrees that the Company will reimburse the pledged shareholder account on or before 31 December 2014.

8	FEES – STAMP DUTIES

Each of the Parties shall bear their costs for their respective advisers.

Concerning the stamp duties in relation to the Sale, they will be borne by the Transferee who commits to pay them.

9	WORK AGREEMENTS OF M. MARIO VENDEMIATI AND M.PATRICE CHAMBIN

M. Mario Vendemiati and M. Patrice Chambin will be employees of the Company TAAG and will sign at the Closing Date the employment agreements, drafts of  which are set forth in Annex 9  hereto.

10	MISCELLANEOUS

10.1	Notices

Any notice or other communication to be given in writing by one party to another under, or in connection with the matters contemplated by, this Agreement shall be communicated personally or sent by international courier service (UPS or other) return receipt requested to the recipient’s address set forth in the preamble of this Agreement, or to any other address notified hereafter among the Parties.

10.2	Modification – Variation

This Agreement can be modified or amended only in writing and in a document signed by both Parties.

No variation or agreement will be valid unless made in writing and signed by both Parties; such a waiver or agreement will apply to the specific case for which it has been granted.

Unless otherwise provided, no failure or delay by either Party in exercising any right, power or privilege shall impair or be construed as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege hereunder.

10.3	Constitution of Agreement – Interpretation

This Agreement shall constitute the entire, complete and exclusive agreement and understanding between the Parties and the Parties represent that they have not relied on any other prior representations, arrangements, understandings or agreements other than as contained in this Agreement. Nothing in this Agreement shall exclude or limit a Party’s liability for fraud or fraudulent misrepresentation.

This Agreement shall supersede and replace all prior agreements existing among the Parties.

10.4	Successors and assigns

This Agreement shall be binding on, and shall enure for the benefit of any person to whom any right and/or obligation is lawfully assigned or transferred pursuant to article 1122 of the Civil Code, the Parties waiving the notification procedure set forth in article 877 of the French Civil Code.

11	APPLICABLE LAW– JURISDICTION

The Agreement is governed by French law and all disputes in relation thereto will be submitted to the competence of the commercial court in Paris.

In three (3) counterparts, MM. Patrice Chambin and Mario Vendemiati having a shared interest.